DECHERT LLP
1775 I STREET, N.W.
WASHINGTON, D.C.  20006-2401
TELEPHONE:  202-261-3300
FACSIMILE:  202-261-3333

January 14, 2003


Capstone Social Ethics and Religious Values Fund
5847 San Felipe, Suite 4100
Houston, Texas  77057

Re:      Capstone Social Ethics and Religious Values Fund

Dear Sirs:

We have acted as counsel for Capstone Social Ethics and Religious Values Fund (the "Fund") and are familiar with Registrant's registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares of beneficial interest under the Securities Act of 1933, as amended (collectively, "Registration Statement"). Registrant is organized as a series-type business trust under the laws of Massachusetts.

We have examined Registrant's Declaration of Trust and other materials relating to the authorization and issuance of shares of beneficial interest of Registrant, Post-Effective Amendment No. 6 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Registrant's shares proposed to be sold pursuant to Post-Effective Amendment No. 6 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by Registrant against receipt of the net asset value of the shares of the Registrant, as described in Post-Effective Amendment No. 6 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by Registrant.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 6 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Registrant's shares of beneficial interest, as indicated above, and to references to our firm, as counsel to Registrant, in the Registrant's prospectus and Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 6 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ DECHERT LLP

DECHERT LLP